Exhibit 99.1

Kinsale Capital Group Announces Realignment of Analytics and Technology Groups
Richmond, VA, April 29, 2026 - Kinsale Capital Group, Inc. (NYSE: KNSL) (the “Company”) today announced the realignment of its Analytics and Technology groups under a single leader. As part of the realignment, Salmaan K. Allibhai has been promoted to Executive Vice President, Chief Analytics and Technology Officer to lead the Company’s data analytics and technology capabilities. In addition, Nicholas J. Kunkle has been promoted to Vice President, Chief Actuary and will manage the Analytics and Actuarial department.

“We are pleased to welcome Salmaan as part of Kinsale’s senior leadership team. Technology has always been a core competency at Kinsale that provides a high degree of efficiency, accuracy and speed across all of our business processes, and we employ a quantitative approach by using analytics to drive profitability and operational efficiency. By bringing these critical areas together under one leader, we are removing operational silos and creating stronger alignment across our data and technology strategies,” said Kinsale Capital Group Chairman, President and Chief Executive Officer, Michael P. Kehoe.
“Salmaan’s forward-thinking approach to data-driven solutions makes him an ideal leader to further develop the company’s end-to-end systems to ensure they continue to meet the changing needs of the business and to harness data to drive faster, smarter decisions across the company,” Mr. Kehoe added.
Mr. Allibhai joined the Company in April 2016 and has over 13 years of industry experience. During his tenure at the Company, Mr. Allibhai has served in positions of increasing responsibility on the leadership team, most recently as Senior Vice President and Chief Actuary before his promotion to Executive Vice President, Chief Analytics and Technology Officer. Mr. Allibhai earned a bachelor’s degree in Mathematical Decision Sciences and Economics from the University of North Carolina at Chapel Hill and is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Dr. Kunkle started with the Company in April 2024 as a Senior Actuary and was promoted to Managing Actuary in March 2025. Previously, he served as an actuary at GEICO and USAA, taking on roles of increasing leadership responsibility. Dr. Kunkle earned a bachelor’s degree in Music Performance, with a minor in Mathematics from Ithaca College, a master’s degree in Music Performance from Michigan State University, and a doctorate in Musical Arts and Performance from the University of Texas at Austin. Dr. Kunkle is a Fellow of the Casualty Actuarial Society.
Additionally, Diane Schnupp retired from her role as Executive Vice President and Chief Information Officer, effective April 29, 2026. Ms. Schnupp will continue in a consulting role for a period of time to ensure a smooth transition of responsibilities.
“I am thankful for Diane's leadership that has propelled our technology strategy forward over the last seven years,” said Mr. Kehoe. “Throughout her tenure, Diane had a meaningful impact on the success of our company, the development of our employees, and has set us up for continued success in the future.”

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

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